MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES OFFERING OF SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK Company Release - 11/27/2006/09:00

FREEHOLD, N.J., Nov. 27, 2006 /PRNewswire-FirstCall/ -- Monmouth Real Estate Investment Corporation (NASDAQ: MNRTA (the "Company") today announced the launch of an underwritten public offering of 1,000,000 shares of the Company's Series A Cumulative Redeemable Preferred Stock, under an existing shelf registration statement. The underwriter is expected to be granted a 30-day over-allotment option to purchase up to an additional 150,000 shares. The Company anticipates listing the shares on the NASDAQ.

The sole bookrunning manager for the offering is Stifel, Nicolaus & Company, Incorporated. Co-managers for the offering are Cohen & Steers, Ferris, Baker Watts, Incorporated and Ryan, Beck & Co., L.L.C.

Monmouth Real Estate Investment Corporation is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of forty-two properties located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, Colorado and Alabama. In addition, the Company owns a portfolio of REIT securities.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectus and the prospectus supplement, subject to completion, relating to these securities may be obtained from Stifel, Nicolaus & Company, Incorporated. You should direct any requests to Stifel, Nicolaus & Company, Incorporated, 501 North Broadway, Saint Louis, Missouri 63102, by phone: 314-342-2839, or by fax: 314-342-2104. You may also obtain a copy of the prospectus and the prospectus supplement, subject to completion, and other documents the Company has filed with the SEC for free by visiting the Commission's Web site at www.sec.gov.

Statements in this press release that are not strictly historical are "forward-looking" statements. Forward-looking statements involve known and unknown risks, which may cause the Company's actual future results to differ materially from expected results. These risks include, among others, changes in the general economic climate, increased competition in the geographic areas in which the Company operates, changes in government laws and regulations and the ability of the Company to continue to identify, negotiate and acquire properties on terms favorable to the Company. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, Item 1A. Risk Factors of the Company's Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company's current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

SOURCE Monmouth Real Estate Investment Corporation.